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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the use of our report dated August 7, 2008 with respect to the balance sheets of Decker Coal Company (A Joint Venture) as of December 31, 2007 and 2006, and the related statements of earnings and comprehensive income, joint venture deficit, and cash flows for each of the three years in the period ended December 31, 2007, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated August 7, 2008 refers to the adoption of FASB No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006 and the adoption of EITF No. 04-6, Accounting for Stripping Costs Incurred During the Production in the Mining Industry, as of January 1, 2006.

/s/ KPMG LLP

Omaha, Nebraska
October 17, 2008

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Consent of Independent Registered Public Accounting Firm